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                                                                     Exhibit 21

                           Video Display Corporation
                              Subsidiary Companies


Apex Electronics, Inc.
100 Eighth Street
Passaic, New Jersey

Fox International Ltd., Inc.
23600 Aurora Road
Bedford Heights, Ohio

Southwest Vacuum Devices, Inc.
4210 North Sullinger Avenue
Tucson, Arizona

Vanco International, Inc.
1565 Shields Drive
Waukegan, Illinois

Video Display (Europe), Ltd.
Unit 2 Avenue Farm Industrial Estate
Warwickshire, CV37 OHU, England

Video Electronics, S.A. de C.V.
Calle Zinc Sin No.
Garza Garcia N.L.
Mexico

Magna View, Inc.
1240 Profit Drive
Dallas, Texas  75241

Z-Axis, Inc.
15 Eagle Street
Phelps, New York 14532

Teltron Technologies, Inc.
2 Riga Lane
Birdsboro, PA  19508